UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                  Under the Securities Exchange Act of 1934
                               (Amendment No. 3)*

                     Spiros Development Corporation II, Inc.
                                (Name of Issuer)

                                      Units
                         (Title of Class of Securities)

                               CUSIP No. 848935201
                                 (CUSIP Number)

                                Thomas F. Steyer
                       Farallon Capital Management, L.L.C.
                         One Maritime Plaza, Suite 1325
                            San Francisco, California
                                      94111
                                 (415) 421-2132
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                February 26, 1998
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of that Act but shall be subject to all other provisions of the Act (however, see the Notes).







                               Page 1 of 33 Pages

                                  SCHEDULE 13D
===============================
 CUSIP No. 848935201
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Farallon Capital Partners, L.P.
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*       (a) [   ]

                                                                 (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Source of Funds*

         WC, 00
---------======================================================================
   5     Check Box if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)                 [     ]

---------======================================================================
   6     Citizenship or Place of Organization

         California
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         87,900
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      87,900
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         87,900
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*                                [     ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         1.4 %
---------======================================================================
   14    Type of Reporting Person*

         PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 2 of 33 Pages

                                  SCHEDULE 13D
===============================
 CUSIP No. 848935201
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Farallon Capital Institutional Partners, L.P.
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*       (a) [   ]

                                                                 (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Source of Funds*

         WC
---------======================================================================
   5     Check Box if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)                 [     ]

---------======================================================================
   6     Citizenship or Place of Organization

         California
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         101,100
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      101,100
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         101,100
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*                                [     ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         1.6%
---------======================================================================
   14    Type of Reporting Person*

         PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 3 of 33 Pages

                                  SCHEDULE 13D
===============================
 CUSIP No. 848935201
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Farallon Capital Institutional Partners II, L.P.
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*       (a) [   ]

                                                                 (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Source of Funds*

         WC
---------======================================================================
   5     Check Box if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)                 [     ]

---------======================================================================
   6     Citizenship or Place of Organization

         California
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         95,500
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      95,500
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         95,500
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*                                [     ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         1.5 %
---------======================================================================
   14    Type of Reporting Person*

         PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 4 of 33 Pages

                                  SCHEDULE 13D
===============================
 CUSIP No. 848935201
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Farallon Capital Institutional Partners III, L.P.
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*       (a) [   ]

                                                                 (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Source of Funds*

         WC
---------======================================================================
   5     Check Box if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)                 [     ]

---------======================================================================
   6     Citizenship or Place of Organization

         Delaware
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         177,300
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      177,300
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         177,300
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*                                [     ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         2.8 %
---------======================================================================
   14    Type of Reporting Person*

         PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 5 of 33 Pages

                                  SCHEDULE 13D
===============================
 CUSIP No. 848935201
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Tinicum Partners, L.P.
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*       (a) [   ]

                                                                 (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Source of Funds*

         WC, 00
---------======================================================================
   5     Check Box if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)                 [     ]

---------======================================================================
   6     Citizenship or Place of Organization

         New York
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         11,100
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      11,100
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         11,100
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*                                [     ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         0.2 %
---------======================================================================
   14    Type of Reporting Person*

         PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 6 of 33 Pages

                                  SCHEDULE 13D
===============================
 CUSIP No. 848935201
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Farallon Capital Management, L.L.C.
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*       (a) [   ]

                                                                 (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Source of Funds*

         00
---------======================================================================
   5     Check Box if Disclosure of Legal  Proceedings  is
         Required  Pursuant to Items 2(d) or 2(e)                [     ]

---------======================================================================
   6     Citizenship or Place of Organization

         Delaware
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         205,400
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      205,400
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         205,400
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*                                [     ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         3.2 %
---------======================================================================
   14    Type of Reporting Person*

         IA, 00
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 7 of 33 Pages

                                  SCHEDULE 13D
===============================
 CUSIP No. 848935201
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Farallon Partners, L.L.C.
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*       (a) [   ]

                                                                 (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Source of Funds*

         AF
---------======================================================================
   5     Check Box if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)                 [     ]

---------======================================================================
   6     Citizenship or Place of Organization

         Delaware
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         472,900
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      472,900
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         472,900
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*                                [     ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         7.5 %
---------======================================================================
   14    Type of Reporting Person*

         00
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 8 of 33 Pages

                                  SCHEDULE 13D
===============================
 CUSIP No. 848935201
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Enrique H. Boilini
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*       (a) [   ]

                                                                 (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Source of Funds*

         AF, 00
---------======================================================================
   5     Check Box if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)                 [     ]

---------======================================================================
   6     Citizenship or Place of Organization

         Argentina
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         678,300
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      678,300
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         678,300
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*                                [     ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         10.7 %
---------======================================================================
   14    Type of Reporting Person*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 9 of 33 Pages

                                  SCHEDULE 13D
===============================
 CUSIP No. 848935201
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         David I. Cohen
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*       (a) [   ]

                                                                 (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Source of Funds*

         AF, 00
---------======================================================================
   5     Check Box if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)                 [     ]

---------======================================================================
   6     Citizenship or Place of Organization

         South Africa
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         678,300
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      678,300
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         678,300
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*                                [     ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         10.7 %
---------======================================================================
   14    Type of Reporting Person*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 10 of 33 Pages

                                  SCHEDULE 13D
===============================
 CUSIP No. 848935201
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Joseph F. Downes
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*       (a) [   ]

                                                                 (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Source of Funds*

         AF, 00
---------======================================================================
   5     Check Box if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)                 [     ]

---------======================================================================
   6     Citizenship or Place of Organization

         United States
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         678,300
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      678,300
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         678,300
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*                                [     ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         10.7 %
---------======================================================================
   14    Type of Reporting Person*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 11 of 33 Pages

                                  SCHEDULE 13D
===============================
 CUSIP No. 848935201
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Fleur E. Fairman
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*       (a) [   ]

                                                                 (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Source of Funds*

         AF
---------======================================================================
   5     Check Box if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)                 [     ]

---------======================================================================
   6     Citizenship or Place of Organization

         United States
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         472,900
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      472,900
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         472,900
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*                                [     ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         7.5 %
---------======================================================================
   14    Type of Reporting Person*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 12 of 33 Pages

                                  SCHEDULE 13D
===============================
 CUSIP No. 848935201
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Jason M. Fish
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*       (a) [   ]

                                                                 (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Source of Funds*

         AF, 00
---------======================================================================
   5     Check Box if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)                 [     ]

---------======================================================================
   6     Citizenship or Place of Organization

         United States
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         678,300
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      678,300
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         678,300
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*                                [     ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         10.7 %
---------======================================================================
   14    Type of Reporting Person*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 13 of 33 Pages

                                  SCHEDULE 13D
===============================
 CUSIP No. 848935201
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Andrew B. Fremder
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*       (a) [   ]

                                                                 (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Source of Funds*

         AF, 00
---------======================================================================
   5     Check Box if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)                 [     ]

---------======================================================================
   6     Citizenship or Place of Organization

         United States
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         678,300
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      678,300
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         678,300
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*                                [     ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         10.7 %
---------======================================================================
   14    Type of Reporting Person*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 14 of 33 Pages

                                  SCHEDULE 13D
===============================
 CUSIP No. 848935201
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         William F. Mellin
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*       (a) [   ]

                                                                 (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Source of Funds*

         AF, 00
---------======================================================================
   5     Check Box if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)                 [     ]

---------======================================================================
   6     Citizenship or Place of Organization

         United States
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         678,300
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      678,300
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         678,300
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*                                [     ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         10.7 %
---------======================================================================
   14    Type of Reporting Person*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 15 of 33 Pages

                                  SCHEDULE 13D
===============================
 CUSIP No. 848935201
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Stephen L. Millham
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*       (a) [   ]

                                                                 (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Source of Funds*

         AF, 00
---------======================================================================
   5     Check Box if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)                 [     ]

---------======================================================================
   6     Citizenship or Place of Organization

         United States
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         678,300
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      678,300
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         678,300
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*                                [     ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         10.7 %
---------======================================================================
   14    Type of Reporting Person*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 16 of 33 Pages

                                  SCHEDULE 13D
===============================
 CUSIP No. 848935201
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Meridee A. Moore
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*       (a) [   ]

                                                                 (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Source of Funds*

         AF, 00
---------======================================================================
   5     Check Box if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)                 [     ]

---------======================================================================
   6     Citizenship or Place of Organization

         United States
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         678,300
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      678,300
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         678,300
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*                                [     ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         10.7 %
---------======================================================================
   14    Type of Reporting Person*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 17 of 33 Pages

                                  SCHEDULE 13D
===============================
 CUSIP No. 848935201
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Thomas F. Steyer
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*       (a) [   ]

                                                                 (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Source of Funds*

         AF, 00
---------======================================================================
   5     Check Box if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)                 [     ]

---------======================================================================
   6     Citizenship or Place of Organization

         United States
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         678,300
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      678,300
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         678,300
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*                                [     ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         10.7 %
---------======================================================================
   14    Type of Reporting Person*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 18 of 33 Pages

      This Amendment No. 3 to Schedule 13D amends the Schedule 13D initially filed on December 29, 1997 (collectively, with all amendments thereto, the "Schedule 13D").

Item 2.  Identity and Background.

      The footnote to Item 2 is amended and restated as follows:

      1 Of the Units reported by FCMLLC on behalf of the Managed Accounts, 45,000 Units (equal to approximately 0.7% of the total Units currently outstanding) are held by The Absolute Return Fund of The Common Fund, a non-profit corporation whose principal address is 450 Post Road East, Westport, Connecticut, 06881.

Item 3.  Source and Amount of Funds and Other Consideration.

      Item 3 of the Schedule 13D is amended and supplemented by the following:

      The net investment cost (including commissions) is $555,912 for the 37,700 Units (and corresponding Shares) acquired by FCP since the filing of the prior
Schedule 13D, $429,686 for the 29,100 Units (and corresponding Shares) acquired by FCIP since the filing of the prior Schedule 13D, $108,599 for the 7,300 Units (and corresponding Shares) acquired by FCIP II since the filing of the prior
Schedule 13D, $60,721 for the 4,100 Units (and corresponding Shares) acquired by FCIP III since the filing of the prior Schedule 13D, $28,186 for the 1,900 Units (and corresponding Shares) acquired by Tinicum since the filing of the prior
Schedule 13D and $1,144,516 for the 77,700 Units (and corresponding Shares) acquired by the Managed Accounts since the filing of the prior Schedule 13D. (2)

      The consideration for such acquisitions was obtained as follows: (i) with respect to FCIP, FCIP II and FCIP III, from working capital; (ii) with respect to the Managed Accounts, from the working capital of each Managed Account and/or from borrowings pursuant to margin accounts maintained by some of the Managed Accounts at Goldman Sachs & Co.; and (iii) with respect to


------------
2. As the Shares currently trade as part of the Units, the reported cost is a per Unit cost. For purposes of the Schedule 13D, the net investment cost attributes all of the Unit cost to the related Share.

                              Page 19 of 33 Pages

FCP and Tinicum, from working capital and/or from borrowings pursuant to margin accounts maintained by FCP and Tinicum at Goldman Sachs & Co. FCP, Tinicum and some of the Managed Accounts hold certain securities in their respective margin accounts at Goldman Sachs & Co., and the accounts may from time to time have debit balances. It is not possible to determine the amount of borrowings, if any, used to acquire the Units (and corresponding Shares).

Item 5. Interest in Securities of the Issuer.

      Item 5 of the Schedule 13D is amended and restated in its entirety as follows:

            A. Farallon Capital Partners, L.P.

                  (a),(b) The information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for FCP is incorporated herein by reference. The percentage amount set forth in Row 13 of such cover page and of each other cover page filed herewith as well as Footnote One hereto is calculated based upon the 6,325,000 Units outstanding.

                  (c) The trade date, number of Units (and corresponding Shares) purchased or sold and the price per Unit (and per Share) for all purchases and sales since the filing of the prior Schedule 13D are set forth on Schedule A hereto and are incorporated herein by reference. All of such transactions were open-market transactions.

                  (d) FPLLC as General Partner has the power to direct the affairs of FCP, including the disposition of the proceeds of the sale of the Units (and corresponding Shares). Steyer is the senior managing member of FPLLC, and Boilini, Cohen, Downes, Fairman, Fish, Fremder, Mellin, Millham and
                  Moore are managing members of FPLLC.

                  (e) Not applicable.

            B. Farallon Capital Institutional Partners, L.P.

                  (a),(b) The information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for FCIP is incorporated herein by reference.

                  (c) The trade date, number of Units (and corresponding Shares) purchased or sold and the price per Unit (and per Share) for all purchases and sales since the filing of the prior Schedule 13D are set forth on Schedule B hereto and are incorporated herein by reference. All of such transactions were open-market transactions.

                              Page 20 of 33 Pages

                  (d) FPLLC as General Partner has the power to direct the affairs of FCIP, including the disposition of the proceeds of the sale of the Units (and corresponding Shares). Steyer is the senior managing member of FPLLC and Boilini, Cohen, Downes, Fairman, Fish, Fremder, Mellin, Millham and
                  Moore are managing members of FPLLC.

                  (e) Not applicable.

            C. Farallon Capital Institutional Partners II, L.P.

                  (a),(b) The information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for FCIP II is incorporated herein by reference.

                  (c) The trade date, number of Units (and corresponding Shares) purchased or sold and the price per Unit (and per Share) for all purchases and sales since the filing of the prior Schedule 13D are set forth on Schedule C hereto and are incorporated herein by reference. All of such transactions were open-market transactions.

                  (d) FPLLC as General Partner has the power to direct the affairs of FCIP II, including the disposition of the proceeds of the sale of the Units (and corresponding Shares). Steyer is the senior managing member of FPLLC and Boilini, Cohen, Downes, Fairman, Fish, Fremder, Mellin, Millham and Moore are managing members of FPLLC.

                  (e) Not applicable.

            D. Farallon Capital Institutional Partners III, L.P.

                  (a),(b) The information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for FCIP III is incorporated herein by reference.

                  (c) The trade date, number of Units (and corresponding Shares) purchased or sold and the price per Unit (and per Share) for all purchases and sales since the filing of the prior Schedule 13D are set forth on Schedule D hereto and are incorporated herein by reference. All of such transactions were open-market transactions.

                  (d) FPLLC as General Partner has the power to direct the affairs of FCIP III, including the disposition of the proceeds of the sale of the Units (and corresponding Shares). Steyer is the senior managing member of FPLLC and Boilini, Cohen, Downes, Fairman, Fish, Fremder, Mellin, Millham and Moore are managing members of FPLLC.

                  (e) Not applicable.

            E. Tinicum Partners, L.P.

                              Page 21 of 33 Pages

                  (a),(b) The information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Tinicum is incorporated herein by reference.

                  (c) The trade date, number of Units (and corresponding Shares) purchased or sold and the price per Unit (and per Share) for all purchases and sales since the filing of the prior Schedule 13D are set forth on Schedule E hereto and are incorporated herein by reference. All of such transactions were open-market transactions.

                  (d) FPLLC as General Partner has the power to direct the affairs of Tinicum, including the disposition of the proceeds of the sale of the Units (and corresponding Shares). Steyer is the senior managing member of FPLLC and Boilini, Cohen, Downes, Fairman, Fish, Fremder, Mellin, Millham and Moore are managing members of FPLLC.

                  (e) Not applicable.

            F. Farallon Capital Management, L.L.C.

                  (a),(b) The information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for FCMLLC is incorporated herein by reference.

                  (c) The trade date, number of Units (and corresponding Shares) purchased or sold and the price per Unit (and per Share) for all purchases and sales by the Managed Accounts since the filing of the prior Schedule 13D are set forth on Schedule F hereto and are incorporated herein by reference. All of such transactions were open-market transactions.

                  (d) FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Units (and corresponding Shares) held by the Managed Accounts. Steyer is the senior managing member of FCMLLC and Boilini, Cohen, Downes, Fish, Fremder, Mellin, Millham and Moore are managing members of FCMLLC.

                  (e) Not applicable.

            G. Farallon Partners, L.L.C.

                  (a),(b) The information set forth in rows 7, 8, 9, 10, 11, and 13 of the cover page hereto for FPLLC is incorporated herein by reference.

                  (c)   None.

                  (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Units (and corresponding Shares). Steyer is the senior managing member of FPLLC and


                              Page 22 of 33 Pages

                  Boilini,  Cohen,  Downes,  Fairman,  Fish,  Fremder,   Mellin,
                  Millham and Moore are managing members of FPLLC.

                  (e) Not applicable.

            H. Enrique H. Boilini

                  (a),(b) The information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Boilini is incorporated herein by reference.

                  (c) None.

                  (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Units (and corresponding Shares). FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Units (and corresponding Shares) held by the Managed Accounts. Boilini is a managing member of FCMLLC and FPLLC.

                  (e) Not applicable.

            I. David I. Cohen

                  (a),(b) The information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Cohen is incorporated herein by reference.

                  (c) None.

                  (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Units (and corresponding Shares). FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Units (and corresponding Shares) held by the Managed Accounts. Cohen is a managing member of FCMLLC and FPLLC.

                  (e) Not applicable.

            J. Joseph F. Downes

                  (a),(b) The information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Downes is incorporated herein by reference.

                  (c) None.

                  (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Units (and corresponding Shares). FCMLLC, as an investment adviser, has the power


                              Page 23 of 33 Pages
                  to direct the disposition of the proceeds of the sale of the Units (and corresponding Shares) held by the Managed Accounts. Downes is a managing member of FCMLLC and FPLLC.

                  (e) Not applicable.

            K. Fleur E. Fairman

                  (a),(b) The information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Fairman is incorporated herein by reference.

                  (c) None.

                  (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Units (and corresponding Shares). Fairman is a managing member of FPLLC.

                  (e) Not applicable.

            L. Jason M. Fish

                  (a),(b) The information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Fish is incorporated herein by reference.

                  (c) None.

                  (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Units (and corresponding Shares). FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Units (and corresponding Shares) held by the Managed Accounts. Fish is a managing member of FCMLLC and FPLLC.

                  (e) Not applicable.

            M. Andrew B. Fremder

                  (a),(b) The information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Fremder is incorporated herein by reference.

                  (c) None.

                  (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Units (and corresponding Shares). FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Units (and

                              Page 24 of 33 Pages
                  corresponding Shares) held by the Managed Accounts. Fremder is a managing member of FCMLLC and FPLLC.

                  (e) Not applicable.

            N. William F. Mellin

                  (a),(b) The information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Mellin is incorporated herein by reference.

                  (c) None.

                  (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Units (and corresponding Shares). FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Units (and corresponding Shares) held by the Managed Accounts. Mellin is a managing member of FCMLLC and FPLLC.

                  (e) Not applicable.

            O. Stephen L. Millham

                  (a),(b) The information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Millham is incorporated herein by reference.

                  (c) None.

                  (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Units (and corresponding Shares). FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Units (and corresponding Shares) held by the Managed Accounts. Millham is a managing member of FCMLLC and FPLLC.

                  (e) Not applicable.

            P. Meridee A. Moore

                  (a),(b) The information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Moore is incorporated herein by reference.

                  (c) None.

                              Page 25 of 33 Pages

                  (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Units (and corresponding Shares). FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Unit (and corresponding Shares) held by the Managed Accounts. Moore is a managing member of FCMLLC and FPLLC.

                  (e) Not applicable.

            Q. Thomas F. Steyer

                  (a),(b) The information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Steyer is incorporated herein by reference.

                  (c) None.

                  (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Units (and corresponding Shares). FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Units (and corresponding Shares) held by the Managed Accounts. Steyer is the senior managing member of FCMLLC and FPLLC.

                  (e) Not applicable.

      The Units (and corresponding Shares) reported hereby for the Partnerships are owned directly by the Partnerships and those reported by FCMLLC on behalf of the Managed Accounts are owned directly by the Managed Accounts. Each of Boilini, Cohen, Downes, Fish, Fremder, Mellin, Millham, Moore and Steyer may be deemed, as managing members of FPLLC and FCMLLC, to be the beneficial owner of all such Units (and corresponding Shares). Each of FPLLC and Fairman, as a managing member of FPLLC, may be deemed to be the beneficial owner of all such Units (and corresponding Shares) owned by the Partnerships. FCMLLC may be deemed to be the beneficial owner of all such Units (and corresponding Shares) owned by the Managed Accounts. Each of FCMLLC, FPLLC, Boilini, Cohen, Downes, Fairman, Fish, Fremder, Mellin, Millham, Moore and Steyer hereby disclaim any beneficial ownership of any such Units (and corresponding Shares).

                              Page 26 of 33 Pages

                                   SIGNATURES


      After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: March 9, 1998


                           /s/ Thomas F. Steyer
                           FARALLON PARTNERS, L.L.C.,
                           on its own behalf and as General Partner of
                           FARALLON CAPITAL PARTNERS, L.P.,
                           FARALLON CAPITAL INSTITUTIONAL
                           PARTNERS, L.P., FARALLON CAPITAL
                           INSTITUTIONAL PARTNERS II, L.P.,
                           FARALLON CAPITAL INSTITUTIONAL
                           PARTNERS III, L.P. and TINICUM PARTNERS,
                           L.P.
                           by Thomas F. Steyer,
                           Senior Managing Member



                           /s/ Thomas F. Steyer
                           FARALLON CAPITAL MANAGEMENT, L.L.C.
                           By Thomas F. Steyer,
                           Senior Managing Member



                           /s/ Thomas F. Steyer
                           Thomas F. Steyer, individually and as
                           attorney-in-fact for each of Enrique H.
                           Boilini, David I. Cohen, Joseph F. Downes,
                           Fleur E. Fairman, Jason M. Fish, Andrew B.
                           Fremder, William F. Mellin, Stephen L.
                           Millham, and Meridee A. Moore.


      The Powers of Attorney each executed by Boilini, Cohen, Downes, Fairman, Fish, Fremder, Mellin, Millham and Moore authorizing Steyer to sign and file this Schedule 13D on each person's behalf was filed with Amendment No. 1 to the
Schedule 13D filed with the SEC on September 26, 1997 by such Reporting Persons with respect to the Common Stock of Sphere Drake Holdings Limited are hereby incorporated by reference.

                              Page 27 of 33 Pages

                                   SCHEDULE A


                         FARALLON CAPITAL PARTNERS, L.P.


                              NO. OF UNITS                 PRICE
       TRADE DATE               PURCHASED                PER UNIT (3)
                                                  (including commission)

         02/25/98                 8,400                  $15.21
         02/26/98                10,800                  $14.85
         02/27/98                 2,400                  $14.63
         03/03/98                11,000                  $14.38
         03/04/98                 1,100                  $14.12
         03/06/98                 4,000                  $14.75


------------
3. For purposes of the Schedule 13D, the price attributes all of the Unit price to the related Share.

                              Page 28 of 33 Pages

                                   SCHEDULE B
                FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P.


                              NO. OF UNITS                PRICE
       TRADE DATE               PURCHASED               PER UNIT (4)
                                                 (including commission)

         02/25/98                 7,700                  $15.21
         02/26/98                 6,800                  $14.85
         02/27/98                 1,400                  $14.63
         03/03/98                 7,600                  $14.38
         03/04/98                 1,200                  $14.13
         03/06/98                 4,400                  $14.75


------------
4. For purposes of the Schedule 13D, the price attributes all of the Unit price to the related Share.

                              Page 29 of 33 Pages

                                   SCHEDULE C
               FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P.

                              NO. OF UNITS                PRICE
       TRADE DATE               PURCHASED               PER UNIT (5)
                                                 (including commission)

         02/25/98                 3,500                  $15.21
         02/26/98                  900                   $14.85
         02/27/98                  200                   $14.63
         03/03/98                 1,700                  $14.37
         03/04/98                  200                   $14.13
         03/06/98                  800                   $14.75


------------
5. For purposes of the Schedule 13D, the price attributes all of the Unit price to the related Share.

                              Page 30 of 33 Pages

                                   SCHEDULE D

              FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P.


                              NO. OF UNITS                PRICE
       TRADE DATE               PURCHASED               PER UNIT (6)
                                                 (including commission)

         02/25/98                 1,100                  $15.21
         02/26/98                 1,400                  $14.85
         02/27/98                  300                   $14.62
         03/03/98                  800                   $14.38
         03/04/98                  100                   $14.12
         03/06/98                  400                   $14.75


------------
6. For purposes of the Schedule 13D, the price attributes all of the Unit price to the related Share.

                              Page 31 of 33 Pages

                                   SCHEDULE E
                             TINICUM PARTNERS, L.P.

                              NO. OF UNITS                 PRICE
       TRADE DATE               PURCHASED                PER UNIT (7)
                                                  (including commission)

         02/25/98                  700                   $15.21
         02/26/98                  500                   $14.85
         03/03/98                  400                   $14.38
         03/04/98                  100                   $14.12
         03/06/98                  200                   $14.75


------------
7. For purposes of the Schedule 13D, the price attributes all of the Unit price to the related Share.

                              Page 32 of 33 Pages

                                   SCHEDULE F
                       FARALLON CAPITAL MANAGEMENT, L.L.C.

                              NO. OF UNITS                PRICE
       TRADE DATE               PURCHASED               PER UNIT (8)
                                                 (including commission)

         02/25/98                11,100                  $15.21
         02/26/98                22,500                  $14.85
         02/27/98                 5,200                  $14.63
         03/03/98                18,700                  $14.37
         03/04/98                 2,500                  $14.12
         03/06/98                 9,200                  $14.75
         02/25/98                  400                   $15.22
         02/26/98                  300                   $14.85
         02/27/98                  100                   $14.62
         03/03/98                  400                   $14.38
         03/04/98                  100                   $14.12
         03/06/98                  200                   $14.75
         02/25/98                 2,100                  $15.21
         02/26/98                 1,800                  $14.85
         02/27/98                  400                   $14.63
         03/03/98                 1,700                  $14.37
         03/04/98                  200                   $14.13
         03/06/98                  800                   $14.75


------------
8. For purposes of the Schedule 13D, the price attributes all of the Unit price to the related Share.

                              Page 33 of 33 Pages